Exhibit 1.04

Investor Relations	Media Relations

Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
monishbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software and Hitachi Joho Announce Strategic Alliance to Market Ross Enterprise in Japan

Alliance is Part of CDC Software’s Expansion Plans in World’s Second Largest Economy

TOKYO, ATLANTA, May 14, 2008 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software products and services, and Hitachi Joho, a 51 percent majority held subsidiary of Hitachi Corporation, JAPAN, today announced that Hitachi Joho intends to resell Ross Enterprise products in Japan. This is the latest move in CDC Software’s plan to expand its operations in Japan, the world’s second largest economy.

CDC Software and Hitachi Joho expect to complete a definitive agreement with respect to the implementation of this strategic alliance during the second quarter of 2008. Under this agreement, the parties intend that Hitachi Joho will resell Ross Enterprise solutions in Japan and the overseas subsidiaries of Japanese companies targeting the Food and Beverage, Chemical and Life Sciences industry segments. CDC Software has been marketing Ross Enterprise applications in the Japanese market for more than 10 years.

“We plan to build on the success of Ross Enterprise in Japan and its strong value proposition of deep industry focus and low cost of ownership,” said Hiroshi Kurihara, general manager of Hitachi Joho. “We believe there is a strong need for cost effective, full functionality, global standard ERP packages for medium-sized companies in Japan. We also like the fact that CDC Software has a strong commitment to continuous development for Ross Enterprise solutions.”

`We are planning to leverage Hitachi Joho’s strength in this market to expand our ERP solutions in Japan and eventually expand the market presence of our other world class products in Japan.” said Bruce Cameron, senior vice president, Global Sales of CDC Software.”

About Hitachi Joho

Hitachi Joho (Hitachi Information Systems) is a listed company on the first section of the Tokyo Stock Exchange, and is a 51% major subsidiary of Hitachi, Ltd.

Hitachi Joho Group has 7,000 employees, and offers IT services include system operation, such as outsourcing and networking, system architecture, such as system integration and software development, and services related to these such as sales and distribution of equipment.

For more information about Hitachi Joho, please visit http://www.hitachijoho.com/eng/company/

About Ross Enterprise

Ross Enterprise is an innovative suit of software solutions that help process manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Ross Enterprise offers industry-specific functionally for a variety of process industries including food and beverage, consumer products, life sciences, chemicals, metals and natural products. The comprehensive suite of solutions includes functionality in enterprise resource management (ERP), supply chain management (SCM), customer relationship management, real time performance management, order management (OMS), warehouse management (WMS), human resource planning, performance management and business analytics. For more information, visit www.rossinc.com

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our and Hitachi Joho’s intentions relating to the resale of Ross Enterprise in Japan, our expectations and those of Hitachi Joho with respect to the completion of a definitive agreement relating to our strategic alliance and the terms, conditions and timing thereof, our plans to build upon past successes, our beliefs regarding market and customer needs, demands and preferences, our beliefs regarding present and future product support and development, our ability to l;everage Hitachi Joho’s strength to commercially expand in Japan, our expectations regarding the effects and benefits of this strategic alliance, our expected expansion of Ross Enterprise in Japan, our ability to realize continued successes with marketing and selling in Japan, our ability to attain future expansion with other products in Japan, Hitachi Joho’s ability to market and sell Ross Enterprise product solutions to the Japan market, our ability to rapidly expand our footprint in Japan, our ability to leverage vertical industry specialization to gain competitive advantages, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to complete agreement with Hitachi Joho, (b) the ability to realize strategic objectives by taking advantage of market opportunities in Japan; (c) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, in Japan; (d) the ability to address technological changes and developments including the development and enhancement of products; and (e) the entry of new competitors and their technological advances Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.